UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of earliest event reported:    February 4, 2000
Date of report:                     February 4, 2000

Commission             Registrant, State of Incorporation,    I.R.S. Employer
File Number              Address and Telephone Number         Identification No.


1-3146                 Southwestern Electric Power Company     72-0323455
                       (A Delaware Corporation)
                       428 Travis Street
                       Shreveport, Louisiana 71156-0001
                       (318) 673-3000



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GLOSSARY OF TERMS
The following abbreviations or acronyms used in this text are defined below:

Abbreviation or Acronym    Definition
AEP........................American Electric Power Company, Inc., Columbus, Ohio
AEP Merger.................Proposed Merger between AEP and CSW where CSW would become a wholly owned subsidiary of AEP
Cajun                      Cajun Electric Power Cooperative, Inc.
CSW........................Central and South West Corporation, Dallas, Texas
CSW System.................CSW and its subsidiaries
Exchange Act...............Securities Exchange Act of 1934, as amended
MMbtu......................Million British Thermal Units
SWEPCO.....................Southwestern Electric Power Company, Shreveport,
                           Louisiana











FORWARD-LOOKING INFORMATION
This report made by SWEPCO contains forward-looking statements within the meaning of Section 21E of the Exchange Act. Although SWEPCO believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

- the impact of general economic changes in the United States and the states in which SWEPCO either currently has made or in the future may make investments,
- the impact of the proposed AEP Merger including any regulatory conditions imposed on the merger or the inability of CSW to consummate the AEP Merger,
- increased competition and the restructuring of the electric utility industry in the United States,
- federal and state regulatory developments and changes in law which may have a substantial adverse impact on the value of SWEPCO's generating and other assets,
-    timing and adequacy of rate relief,
-    adverse changes in electric load and customer growth,
-    climatic changes or unexpected changes in weather patterns,
- changing fuel prices, generating plant and distribution facility performance,
- costs associated with any year 2000 computer related failure(s) within the CSW System, with the electric grid or with supplier(s) that adversely affect SWEPCO and
-    risks associated with hedging and other risk management techniques.




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ITEM 5.  OTHER EVENTS

      In anticipation of filing a Securities and Exchange Commission Form S-3, SWEPCO provides the following information.

      Results of Operations
      SWEPCO's net income for common stock for 1999 was $83.4 million, which is $13.1 million, or 14% lower than in 1998. Factors contributing to the change were increases in electric operating revenues, operating expenses and taxes, and interest charges. Nonrecurring factors contributing to the change were the write-off of Cajun acquisition expenses and an extraordinary loss resulting from industry restructuring legislation in Texas and Arkansas.

      Electric operating revenues for 1999 were $965.0 million, which is $12.1 million higher than in 1998. The change was primarily caused by an increase of $32.2 million in the sales for resale market offset by a decrease in revenues in the residential market of $19.9 million. All other markets remained relatively stable with only slight increases in revenue. Other items affecting electric operating revenues include fuel and transmission revenue related adjustments and a $6.5 million charge against revenues to reflect the excess earnings provision of the deregulation legislation passed in Texas.

      Operating expenses and taxes for 1999 were $817.5 million, which is $15.3 million higher than in 1998. Fuel and purchased power expense increased by $10.1 million for 1999 when compared to 1998. The increase in fuel expense is largely attributable to an increase in average unit fuel costs combined with a 3% increase in generation. Average unit fuel costs increased from $1.63 per MMbtu in 1998 to $1.66 per MMbtu in 1999 as a result of higher spot market natural gas prices. The increase in purchased power expense is due to an increase in economy energy purchases. Maintenance expenses for 1999 increased $13 million, or 25% when compared to 1998. This change was the result of increased power station maintenance, tree-trimming maintenance and overhead line maintenance. Depreciation and amortization expenses for 1999 increased $3.9 million, or 4% when compared to 1998 due primarily to higher levels of depreciable plant. Partially offsetting these increases was a $3.3 million decrease in taxes, other than income taxes for 1999, resulting from lower ad valorem taxes. Income tax expenses associated with utility operations during 1999 decreased $9.5 million, or 20% when compared to 1998 due to lower taxable income.

      Interest charges for 1999 were $58.9 million, an increase of $3.8 million, or 7% compared to 1998. This increase was the result of higher levels of short-term borrowing and additional interest expense in connection with changes to CSW's transmission coordination agreement.

      Nonrecurring items that reduced net income for common stock in 1999 were the write-off of Cajun acquisition expenses of $3.7 million, net of tax, as well as an extraordinary loss of $3.0 million, net of tax. The extraordinary loss reflects the effect of legislation passed in Texas and Arkansas which resulted in the electricity generation portion of the SWEPCO's business no longer meeting the criteria to apply Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits.

(12)  Ratio of Earnings to Fixed Charges
12.1 - SWEPCO, Ratio of Earnings to Fixed Charges

(27)  Financial Data Schedule
27.1 - SWEPCO, Financial Data Schedule



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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                        SOUTHWESTERN ELECTRIC POWER COMPANY

Date:  February 4, 2000

                        By: /s/ R. Russell Davis
                                R. Russell Davis
                                Controller and Chief Accounting Officer
                                (Principal Accounting Officer)